Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary
Gemma Power Systems Receives Notice to Proceed on 1.8 Gigawatt Power Project

August 29, 2019 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that its wholly owned subsidiary, Gemma Power Systems (“Gemma”), received Notice to Proceed with engineering, procurement and construction activities under a contract for a 1,875 MW natural gas-fired power plant in Guernsey County, Ohio. Construction of this state-of-the-art combined cycle facility is scheduled to begin immediately with completion scheduled in 2022. The three single-shaft power trains for the facility will be provided by General Electric Company utilizing 7HA.02 gas-fired turbines. The Guernsey Power Station is being jointly developed by Caithness Energy, L.L.C. and Apex Power Group, LLC.

“Caithness is excited to begin construction and to be partnering again with Gemma on this important project.  Gemma has been a good member of the local communities in which it does business. Gemma also has maintained an excellent safety record in completing its power plant projects. We believe Gemma will serve the project and the community well in this large undertaking,” said Ross Ain, President of Caithness. “This project will bring cleaner, reliable energy to the area, boost the local economy through its construction spending and related economic activity, utilize locally produced natural gas, and generate tax revenue that should benefit local schools and other community priorities,” he said.

“Caithness and APEX are to be congratulated for bringing this project to fruition.  Caithness is a valued customer and we are pleased with the opportunity to continue our relationship by delivering another great project experience,” said William F. Griffin, Jr., Chief Executive Officer of Gemma.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “We are delighted to announce receiving a notice to proceed on this major project.  It has taken time to convert our business development efforts into project starts and we appreciate the patience our shareholders have shown us.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

About Caithness

Caithness Energy, L.L.C. is a privately owned independent power producer engaged in the development, acquisition, operation and management of environmentally progressive renewable energy and natural gas power plants in the United States.  Since 1995, Caithness has successfully invested in 54 power projects utilizing wind, geothermal, solar and natural gas.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027